UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2015
COWEN GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
599 Lexington Avenue
New York, NY 10022
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 22, 2015, Ramius Enterprise Luxembourg Holdco S.a.r.l. (“RELH”), a company incorporated in Luxembourg and an indirect wholly owned subsidiary of Cowen Group, Inc. (“Cowen”), completed the purchase of 75% of the share capital and an option to acquire (subject to the approval of the Commissariat aux Assurances, the Luxembourg supervisory authority for the insurance sector) the remaining 25% of the share capital of Builders Reinsurance S.A. (“Builders Re”), a reinsurance company incorporated in Luxembourg that was wholly owned by Builders Insurance Holdings S.A. (“Builders”) a company incorporated in Luxembourg that is unrelated to Cowen or RELH. Prior to the closing of the acquisition, Builders Re novated or commuted all of its reinsurance contracts and converted predominantly all of its assets into cash. At the closing of the transaction, Builders Re had $505.5 million in net assets, all of which became available to RELH immediately upon closing to offset the purchase price. RELH paid a purchase price of approximately $467.1 million, pursuant to a Share Purchase Agreement (the “Agreement”) between RELH and Builders.

Cowen or RELH received indemnification and contractual commitments from Builders against any potential losses or costs that may arise in the future to the extent any contracts were not novated or commuted. Cowen guaranteed RELH’s performance of its obligations under the Agreement, including the obligation to pay the purchase price.  Cowen’s guaranty was released upon the closing of the transaction.

Upon closing of the transaction, Builders Re was renamed Hollenfels Re S.A. (“Hollenfels”). Cowen intends to provide third party reinsurance coverage through Hollenfels, with a view of building a sustainable premium base slowly, with adequate protections against large loss events as deemed appropriate by Cowen's management.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN GROUP, INC.
Date: December 28, 2015	By: _/s/ Owen S. Littman_________________
Name: Owen S. Littman Title: General Counsel